Exhibit 99.1

ARGAN, INC. ANNOUNCES SPECIAL CASH DIVIDEND

September 20, 2012 – ROCKVILLE, MD – Argan, Inc. (NYSE MKT: AGX) today announced that its Board of Directors declared a special cash dividend of $0.60 per share of common stock, payable November 7, 2012 to shareholders of record at the close of business on October 11, 2012.

Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “The Board of Directors is pleased to announce the special cash dividend of $0.60 per share of common stock. Gemma Power Systems has continued its strong operational performance. The Argan, Inc. Board of Directors, by virtue of the second consecutive special cash dividend, reaffirms its strong support for our continued successful power industry services and operations. The Board annually evaluates Argan, Inc.’s ongoing financial and operational performance in determining the declaration of dividends strategically aligned to enhancing shareholder value.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as biomass, wind and solar. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467